Exhibit 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of October 18, 2009 (the "Effective Date"), by and between BioCancell Therapeutics Inc., a Company organized under the laws of the State of Delaware (the "Parent"), BioCancell Therapeutics Israel, Ltd. a Company organized under the laws of the State of Israel (the "Company" and together with the Parent, the "Companies") and Mr. Uri Danon, Identification No. 012658811 (the "Employee") (the Companies and the Employee shall sometimes be referred to, each as a "Party" and collectively, as the "Parties").

WHEREAS,	the Companies desires to employ the Employee as their Chief Executive Officer and the Employee desires to serve the Companies in such position, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	Employment.

1.1.
Commencing as of the Effective Date, the Companies shall employ the Employee, who shall begin an integration period towards his assumption of the position of Chief Executive Officer of the Companies ("CEO"), in parallel to the current CEO of the Companies. On November 1, 2009, the Employee shall begin serving as the CEO, reporting directly to the Board of Directors of the Parent (the "Board of Directors"), until such time as the Board of Directors, at its sole discretion, determines otherwise and/or appoints another person to such position. Employee's position with the Companies in accordance herewith shall be regarded as the "Position". In addition, during the first 3 months commencing on the Effective Date, the Employee shall be entitled to be employed on an 80% basis and devote 20% of his working time to his former position to ensure swift transition in his former employer. For the period during which the Employee is actually employed on an 80% basis, the Salary shall be adjusted accordingly. The Employee shall be entitled to decide at any time, during the initial three month period to commence work at the Companies on a 100% basis, in which case his Salary will be paid accordingly.

1.2.	The Employee's duties and responsibilities shall be those duties and responsibilities customarily performed by a person in a similar position.

1.3.
Subject to Section 1.1 above, the Employee shall be employed on a full-time basis. The Employee shall devote his full and undivided attention and full working time, know-how, energy, talent and experience to the business and affairs of the Companies and shall use his best efforts and shall devote such time as necessary for the fulfillment of his duties and responsibilities under this Agreement.

1.4.
Without derogating from the generality of the above, during the term of this Agreement the Employee shall not be engaged in any other employment nor engage actively in any other business activity or render any services, which may hinder the performance of his obligations hereunder, with or without compensation, for any other person, firm or company (except as provided for in Section 1.3 of this Agreement, and the Employee’s position as a director in Atox Bio, Inc.). The Employee shall not hold any position in any additional company without the Board of Directors' prior written consent.

1.5.
The Employee shall perform his duties hereunder at the Companies' facilities in Israel. Employee acknowledges and agrees that the performance of his duties hereunder may require significant domestic and international travel at the Companies' request.

1.6.
It is agreed between the Parties that the position that Employee holds within the Companies is a management position, which demands a special level of loyalty and accordingly, the Work Hours and Rest Law (1951) shall not apply to Employee's employment by the Companies and this Agreement. The Employee further acknowledges and agrees that his duties and responsibilities may entail irregular work hours and extensive traveling in Israel and abroad, for which he is adequately rewarded by the compensations provided for in this Agreement. The Parties confirm that this is a personal services contract, and that the relationship between the Parties shall not be subject to any general or special collective employment agreement or any custom or practice of the Companies in respect of any of its other employees or contractors.

1.7.
The Employee hereby represents and warrants to the Companies, that the execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of the Employee and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment, order, writ or decree to which the Employee is a party or by which he is bound, or any provision of law, rule or regulation applicable to the Employee, and do not require the consent of any person or entity which has not been obtained prior to the execution hereof; and in the performance of his obligations hereunder the Employee will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information to which the Employee is restricted from disclosing or using due to contractual undertakings or by law.

2.	Salary and Employee Benefits.

In full consideration for the Employee's employment with the Companies, commencing as of the Effective Date, the Employee shall be entitled to the following payments, and benefits:

2.1.
Salary. The Companies shall pay the Employee a gross salary of NIS  42,000 per month (on a full time basis), as shall be adjusted from time to time in accordance with the provisions hereof (the "Salary"). All income and other taxes shall be deducted as required by law. The Employee shall be entitled to receive cost-of-living adjustments ("Tosefet Yoker") and other adjustments as may be required by law.

The Salary shall be payable monthly in arrears, no later than the tenth (10th) day of each month. The Employee acknowledges that the Salary to which he is entitled pursuant to this Agreement constitutes due consideration for him working overtime and on days of rest.

2.2.
Sick Leave. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law (1976). The Employee may carry forward any unused sick leave, not to exceed the maximum prescribed by law, but shall not be entitled to any payment for unused sick leave.

2.3.
Vacation. The Employee shall be entitled to an annual vacation of twenty (20) working days. Subject to applicable law, up to two (2) years' equivalent of vacation days may be accumulated provided that the Employee will take at least twelve (12) vacation days during the first of the two years and in any event accumulated vacation days cannot be converted into cash unless the Board of Directors establishes that the Employee's work load is such that it prevents the Employee to use his vacation days. Such conversion may be further subject to any limitations imposed under applicable law.

2.4.
Manager's Insurance. The Companies shall contribute up to an aggregate of 15.83% of the Salary to an accepted Manager's Insurance Policy or Pension fund  (the "Policy"), including insurance in the event of loss of capacity for work, of which (i) 8.33% of the Salary will be on account of severance compensation, which shall be payable to the Employee upon severance, in accordance with the provisions of this Agreement; (ii) 5% of the Salary on account of Manager's Insurance Policy or pension fund payments; and (iii) up to 2.5% of the Salary on account of disability pension payments. The Companies shall deduct 5% from the Salary to be paid on behalf of the Employee towards the Policy. The Employee may extend an existing policy or plan and incorporate it into the Policy, at his discretion. The Policy will be subject to an automatic transfer of ownership to Employee and to recive all funds accumulated in the above funds upon termination of Employee's employment with the Companies, except for such payments accrued with respect to severance compensation.

2.5.	Annual Recreation Allowance (Dme'i Havra'a). The Employee shall be entitled to annual recreation allowance according to applicable law.

2.6.
Vocational Studies. The Companies and the Employee shall maintain a "Keren Hishtalmut" fund for the benefit of the Employee (the "Fund"). The Companies shall contribute to such Fund an amount equal to 7.5% of the Salary and the Employee shall contribute to the Fund an amount equal to 2.5% of the Salary. The Employee hereby instructs the Companies to transfer to the Fund the Employee's payment and the Companies' contribution from the Salary.

2.7.
Cellular Phone. The Companies shall provide the Employee a cellular phone and cover its expenses. The Company shall bear any and all taxes applicable to the Employee in connection with said cellular phone and the use thereof, in accordance with income tax regulations applicable thereto.

2.8.
Company Car. The Companies shall provide the Employee with a Class 4 company car of the Employee’s choosing (subject to availability at the leasing company with the Companies are engaged), leased under an operating leasing agreement (the "Company Car") and in accordance with the Companies' policy. The Company Car shall be placed with the Employee for his business and personal use. Employee shall take good care of the Company Car and ensure that the provisions of the insurance policy and the Companies' rules relating to the Company Car are strictly, lawfully and carefully observed.

Subject to applicable law, the Companies shall bear all fixed and ongoing expenses relating to the Company Car and to the use and maintenance thereof, excluding expenses incurred in connection with violations of law, which shall be paid solely by Employee. The Companies shall bear any and all taxes applicable to the Employee in connection with said Company Car and the use thereof, in accordance with income tax regulations applicable thereto.

Upon: (i) the date of termination of the Notice Period (as defined below); or (ii) the date of actual termination of employment in the event of termination for Cause, then the Employee shall return the Company Car (together with its keys and any other equipment supplied and/or installed therein by the Companies and any documents relating to the Company Car) to the Companies' principal office. Employee shall have no rights of lien with respect to the Company Car and/or any of said equipment and documents.

2.9.
Expenses.  The Employee shall be entitled to receive reimbursement of all business expenses reasonably incurred by him in connection with the performance of his duties hereunder against presentation of invoices. In addition, the Companies shall bear reasonable lodging and travel expenses incurred by the Employee during his travel abroad at the Companies' request.

2.10.	Additional Incentives. The Employee shall be entitled to the following additional compensation:

2.10.1.
Fund raising: in case of fund raising commencing January 31, 2010 in aggregate sum of $10,000,000 or more by the Employee (that includes equity, convertible loans, bonds, but excludes loans from financial institutions and grants under the auspices of the Ministry of Industry, Trade and Labor, such as Chief Scientist grants and bi-national funds), the Employee will be entitled for a one-time compensation of 1% of funds raised (except for funds raised from any current stockholder in the Companies), but not more than $100,000. Such compensation will be paid to the Employee by either of: cash, if the fundraising included at least $5,000,000 in equity, or otherwise in equivalent worth in stock options of the Parent. In the event that payment shall be in stock options of the Parent, the determination of the aggregate value of such securities shall be determined by an independent financial advisor acceptable to the Parties.

2.10.2.
Options.  Employee shall be personally granted an option to purchase 450,000 shares of Common Stock of the Parent pursuant to the Parent's Employee Stock Option Plan (the "Option"). 80,000 stock options will serve as a signature grant and will be fully vested on the day of grant, and additional 370,000 stock options that will vest at a rate of 23,125 stock options at the end of each calendar quarter from the Effective Date for four years, provided however that:

- 80,000 of the options will be accelerated and vest immediately if the last patient’s induction treatement in the Phase I/IIa ovarian cancer clinical trial is completed by November 30, 2010.
- 80,000 of the options will be accelerated and vest immediately if the last patient’s induction treatement in the Phase I/IIa pancreatic cancer clinical trial is completed by November 30, 2010.
- 90,000 of the options will be accelerated and vest immediately when a new Phase II clinical trial is commenced.
- 60,000 of the options will be accelerated and vest immediately when a strategic collaboration is achieved, with a down payment of at least $5 million.
- 60,000 of the options will be accelerated and vest immediately when treatment is commenced in a clinical trial of the Company, of a product - candidate other than BC-819.

Accelerated options, where applicable, will vest in lieu of options otherwise scheduled to vest at the end of the overall vesting period. The exercise price will be the average closing price of the Parent’s shares on the Tel Aviv Stock Exchange during the 22 trading days prior to the Effective Date. The option exercise period will be 10 years from date of grant of the Option. The Option shall be granted pursuant to the terms and conditions of the Parent's 2007 Employee Stock Option Plan and an option agreement to be executed between the Parties.

2.11.
The Employee will be entitled that the Salary and other payments and benefits to which the Employee is entitled hereunder shall be reviewed annually by the Board of Directors during the term of this Agreement. Nothing in this Section 2.11 shall be deemed as conferring upon the Employee any right for improving the terms of his employment hereunder.

3.	Proprietary Rights

3.1.
The Employee agrees and declares that any and all products, improvements, derivations, materials, processes, techniques, know-how and/or proceeds and any and all inventions, ideas, discoveries, concepts, works of authorship, designs, data results or initiatives conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced by the Employee, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement and/or his employment with the Companies, or using equipment, supplies, facilities or trade secrets of the Companies, whether within the scope of his employment with the Companies or otherwise and whether during the term of this Agreement, prior thereto or thereafter, directly or indirectly related to the field of business of the Companies as currently conducted and/or proposed to be conducted (the "Inventions"), and any and all right, title and interest in and to the Inventions, including without limitation, all patents, copyrights, trademarks, trade names, moral rights and other intellectual, industrial and/or proprietary rights and applications, extensions and renewals thereof (together with the Inventions, the "Proprietary Rights"), shall be the sole and exclusive property of the Companies, its successors and assigns (for the purpose of this Section 3, collectively, the "Companies"), and that the Employee will not have any rights or title whatsoever thereto. All works authored by the Employee pursuant to this Agreement, including, without limitation, the Inventions, shall be deemed "works made for hire".

3.2.
If and to the extent the Companies' sole and exclusive ownership of the Proprietary Rights, in whole or in part, is not recognizable for any reason whatsoever, the Employee hereby irrevocably transfers and assigns to the Companies, solely and exclusively, all his rights, title and interest now and hereafter acquired in and to all Proprietary Rights (without any payments, liabilities or restrictions to any person or third party) in any and all media now known or hereafter devised, and all claims and causes of action of any kind with respect to any of the foregoing, throughout the world in perpetuity, and, when not otherwise assignable herein, agrees and undertakes to assign in the future to the Companies all right, title and interest in and to any and all such Proprietary Rights (and all proprietary rights with respect thereto) and further undertakes to execute all necessary documentation and take all further action as may be required in order to perform such assignment, at the Companies' expense.

3.3.
In the event that pursuant to any applicable law the Employee retains any rights in and to the Proprietary Rights that cannot be assigned to the Companies, the Employee hereby unconditionally and irrevocably waives the enforcement of all such rights, and all claims and causes of action of any kind with respect to any of the foregoing and agrees, at the request and expense of the Companies, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights, if any.

3.4.
In the event that the Employee retains any rights in and to Proprietary Rights that cannot be assigned to the Companies and cannot be waived, the Employee hereby grants the Companies an exclusive, perpetual, worldwide, royalty-free license to exploit, use, develop, perform, modify, change, reproduce, publish and distribute, with the right to sublicense and assign such rights, and all claims and causes of action of any kind with respect to any of the foregoing, in and to the Proprietary Rights, in any way the Companies sees fit and for any purpose whatsoever. Without derogating from the above, the Employee hereby forever waives and agrees never to assert any and all rights of paternity or integrity, any right to claim authorship of any Invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, even after termination of his work on behalf of the Companies.

3.5.
Without derogating from the above, any and all material (including, without limitation, software, designs, documentation, memoranda, notes, reports, manuals, patterns, programs, specifications, prototypes, formulas, drawings, records, data or other technical or proprietary information), and any copies or abstracts thereof, whether or not of a secret or confidential nature, furnished to the Employee by the Companies or conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced by the Employee, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement and/or his employment with the Companies, or using equipment, supplies, facilities or trade secrets of the Companies, whether within the scope of his employment with the Companies or otherwise and whether during the term of this Agreement, prior thereto or thereafter, directly or indirectly related to the field of business of the Companies as currently conducted and/or proposed to be conducted, is and shall remain the sole and exclusive property of the Companies. Such property while in the Employee's custody or control shall be maintained in good condition at the Employee's expense.

3.6.	The Employee will promptly disclose to the Companies fully and in writing all Inventions, if any.

3.7.
The Employee hereby agrees and undertakes to provide the Companies or any person designated by the Companies all such information, to execute all necessary documentation and to take all further action as may be required to perfect the rights referred to herein, including, without limitation, any assignment of rights to the Companies or the obtaining or enforcing any intellectual property rights, if applicable, in any and all countries at the Companies' expense. Without derogating from any of the Employee's obligations hereunder, the Employee hereby appoints any officer of the Companies as its duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority at the Companies' expense.

3.8.	The Employee's undertakings in this Section 3 shall remain in full force and effect after termination or expiration of this Agreement for any reason whatsoever or any renewal thereof.

4.	Non-Competition

4.1.
The Employee agrees and undertakes that he will not, without the express written consent of the Company, during the period of his employment with the Companies, and for a period of one (1) year thereafter, compete or assist others to compete, whether directly or indirectly, with the business of the Companies, as currently conducted and/or as proposed to be conducted at the time of termination of employment.

4.2.
The Employee further agrees and undertakes that during the period of his employment with the Companies and for a period of one (1) year thereafter, he will neither solicit for employment or any other engagement nor employ or otherwise engage any person employed by the Companies on the date of such termination or during the preceding twelve (12) months, personally or in any business in which he is an officer or director, for any purpose or in any place.

4.3.
If any one or more of the terms contained in this Section 4 shall, for any reason, be held to be excessively broad with regard to time, geographic scope or activity, such term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

5.	Confidentiality

5.1.
The Employee represents and warrants that he will keep the terms and conditions of this Agreement strictly confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third person unless and to the extent required by applicable law.

5.2.
Any and all information and data of a proprietary or confidential nature concerning the business or financial activities of the Companies or its technology, or products (whether current or future), whether in oral, written, graphic, machine-readable form, or in any other form, including, without limitation, proprietary, business, financial, technical, development, product, marketing, sales, price, operating, performance, cost, know-how and process information, trade secrets, patents, patent applications, copyrights, ideas and inventions (whether patentable or not), and all record bearing media containing or disclosing such information and techniques, disclosed to or otherwise acquired by the Employee in connection with this Agreement and/or his employment with the Companies and any and all Proprietary Rights (collectively, "Confidential Information") is and shall remain the sole and exclusive property of the Companies.

5.3.
During the term of this Agreement and thereafter, the Employee (i) will keep the Confidential Information strictly confidential and will not disclose it, or any part thereof, provide any documentation with respect thereto, or any part thereof, directly or indirectly, to any third party, without the prior written consent of the Companies or unless and to the extent required by applicable law; and (ii) the Employee will not use any Confidential Information or anything relating to it without the prior written consent of the Companies, except and to the extent as may be necessary in the ordinary course of performing his duties and obligations hereunder and in the best interests of the Companies. Notwithstanding the foregoing, the Employee shall not be obligated to maintain the confidentiality of the Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of the Employee; (ii) is authorized, in writing, by the Companies for release; (iii) was lawfully in the Employee's possession before receipt from the Companies, as evidenced by the Employee through written documentation; (iv) is lawfully received by the Employee from a third party without a duty of confidentiality; or (v) reflects information and data generally known within the industries or trades in which the Companies transacts business.

5.4.
At all times, both during the term of this Agreement and thereafter, the Employee will keep in trust all Confidential Information. In the event of the expiration or other termination of this Agreement for any reason, or upon the Companies' earlier request, the Employee will promptly deliver to the Companies all materials referred to herein and the Employee shall not retain or take any materials, or any reproduction thereof containing or pertaining to Confidential Information.

5.5.
The Employee recognizes that the Companies received and will receive confidential or proprietary information from third parties, subject to a duty on the Companies' part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his employment and after its termination, the Employee undertakes to keep any and all such information in strict confidence and trust, and he will not use or disclose any of such information without the prior written consent of the Companies, except as may be necessary to perform his duties hereunder and consistent with the Companies' agreement with such third party. Upon termination of his employment with the Companies, Employee shall act with respect to such information as set forth in Section 5.4.

6.	Term and Termination.

6.1.	This Agreement shall be in effect commencing as of the Effective Date and shall continue in full force and effect for an undefined period, unless and until terminated as hereinafter provided.

6.2.
This Agreement may be terminated by either Party by ninety (90) days prior written notice to the other Party. Any such prior notice period shall be referred to as the "Notice Period", as applicable. At any time during the Notice Period, the Companies may elect to terminate this Agreement and the relationship with the Employee immediately, provided, that Employee shall be entitled to all payments and other benefits due to him hereunder as he would have been entitled to receive for the remaining period of the Notice Period, including use of the Company Car until the end of the Notice Period.

6.3.
Notwithstanding anything to the contrary herein, the Companies may terminate this Agreement at any time, effective immediately, without need for prior written notice, and without derogating from any other remedy to which the Companies may be entitled, for Cause. For the purposes of this Agreement, the term "Cause" shall mean, but shall not be limited to: (i) a material breach by Employee of any term of this Agreement; (ii) any breach by Employee of his fiduciary duties to the Companies, including, without limitation, any material conflict of interest for the promotion of Employee's benefit; (iii) Employee's fraud, felonious conduct or dishonesty; (iv) Employee's embezzlement of funds of the Companies; (v) any conduct by Employee which is materially injurious to the Companies, monetary or otherwise; (vi) Employee's conviction of any felony; (vii) Employee's misconduct, gross negligence or willful misconduct in performance of his duties and/or responsibilities hereunder; or (viii) Employee's refusal to perform his duties and/or responsibilities hereunder for any reason other than illness or incapacity, or Employee's disregard or insubordination of any lawful resolution and/or instruction of the Board of Directors or executive management of the Companies with respect to Employee's duties and/or responsibilities towards the Companies.

6.4.
The Employee shall cooperate with the Companies and use his best efforts to assist the integration into the Companies' organization of the person or persons who will assume the Employee's responsibilities. At the option of the Companies, the Employee shall, during such period, either continue with his duties or remain absent from the premises of the Companies, subject to applicable law.

6.5.
Upon termination of Employee's employment with the Companies hereunder, for any reason whatsoever, the Companies shall have no further obligation or liability towards the Employee in connection with his employment as aforesaid, other than payment of the Salary earned pursuant to the terms of this Agreement prior to the date of termination in accordance with Section 2 above and the social benefits. Any outstanding payment due by the Employee to the Companies in connection with his employment by the Companies shall be repaid by the Employee no later than one (1) month following termination of his employment. Notwithstanding, the Companies may offset any such outstanding amounts due to it against any payment due by the Companies to the employee, subject to applicable law.

6.6.	The provisions of Sections 3, 4 and 5 shall survive the termination or expiration of this Agreement for any reason whatsoever or any renewal thereof.

7.	Notices.

7.1.	Any and all notices and communications in connection with this Agreement shall be in writing, addressed to the parties as follows:

If to the Companies:	BioCancell Therapeutics Inc. 8 Hartom St. Har Hotzvim, Jerusalem
If to the Employee:	Uri Danon Mavo Ganigar 8, Tel Aviv, 69359, Israel

7.2.
All notices shall be given by registered mail (postage prepaid), by facsimile or email, or otherwise delivered by hand or by messenger to the Parties' respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 7 shall be deemed received: (i) if sent by facsimile or email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, (ii) if sent by registered mail, upon 3 (three) days of mailing, and (iii) if sent by messenger, upon delivery.

8.	Miscellaneous.

8.1.	Headings; Interpretation. Section headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

8.2.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to the subject matters hereof.

8.3.
Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Companies. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4.
Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be resolved exclusively by the competent court of the Tel Aviv-Jaffa district, and each of the Parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

8.5.
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determined shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.6.
Successors and Assign; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Companies, its successors and assigns. Neither this Agreement or any of the Employee's rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Employee without the prior consent in writing of the Companies, except by will or by the laws of descent and distribution

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above-mentioned.

BIOCANCELL THERAPEUTICS INC.		URI DANON
/s/ Avi Barak By: Avi Barak	/s/ Avraham Hochberg Avraham Hochberg	/s/ Uri Danon
Title: Chief Executive Officer	Chairman of the Board of Directors

BIOCANCELL THERAPEUTICS ISRAEL LTD.
/s/ Avi Barak By: Avi Barak	/s/ Avraham Hochberg Avraham Hochberg
Title: Chief Executive Officer	Chairman of the Board of Directors